LAW OFFICES

                DILWORTH, PAXSON, KALISH & KAUFFMAN LLP
                        3200 MELLON BANK CENTER
                           1735 MARKET STREET
                 PHILADELPHIA, PENNSYLVANIA 19103-7595
                  (215) 575-7000   FAX (215) 575-7200


DIRECT DIAL NUMBER:
(215) 575-7050                            J. Roger Williams, Jr.


                               July 9, 1997


Grange National Banc Corp.
198 E. Tioga Street
Tunkhannock, PA 18657

Gentlemen:

  We have acted as counsel for Grange National Banc Corp. (the "Company") in connection with a registration statement on Form S-8 (the "Registration Statement") relating to shares of the Company's common stock, par value $5.00 per share (the "Grange Shares"), which are issuable under the terms of the Company's 1994 Employee Stock Option Plan, 1994 Stock Option Plan for Non-Employee Directors, and 1996 Incentive Stock Option and Nonstatutory Stock Option Plan (the "Plans").

  On the basis of such investigation as we deemed necessary, we are of the opinion that:

  1. The Company has been duly incorporated and is validly existing under the laws of the Commonwealth of Pennsylvania; and

  2. The Grange Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plans, will be validly issued, fully paid and nonassessable.

  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration
Statement.

                                Very truly yours,


                               /s/ Dilworth, Paxson, Kalish &
                               Kauffman LLP

                               DILWORTH, PAXSON, KALISH &
                               KAUFFMAN LLP